P-RID-LT7(11/07)                                     6

                                           PRUCO LIFE INSURANCE COMPANY
                                        [2999 NORTH 44TH STREET, SUITE 250
                                              PHOENIX, ARIZONA 85014]

                                           [LIFETIME FIVE] BENEFIT RIDER

This Rider is made a part of your Annuity.  For purposes of this Rider, certain provisions of your Annuity are amended as described below.  If the terms of the Annuity and those of this Rider conflict, the provisions of this
Rider shall control.  Should this Rider terminate, any amended or replaced Annuity provisions based on this
Rider's terms will revert back to the provisions in your Annuity, except as may be provided below.

This Rider provides two ways for the Designated Life (listed in the Schedule Supplement) to receive guaranteed minimum payments over time.  Payments are available as an income option ("Income Option") and a withdrawal option
("Withdrawal Option").  Both options operate simultaneously until and unless one of the options terminates as described below in "Termination of Benefits."  Before your Account Value is depleted, payments to you are withdrawals.  If your Account Value is depleted (reduced to zero) and there are any remaining values, we pay a remaining value as guarantee payments ("Guarantee Payments").

Definitions:  For purposes of this Rider, the following definitions apply:

Adjusted Purchase Payments:  Purchase Payments increased by any Credits applied to your Account Value in relation to Purchase Payments and decreased by any charges deducted from such Purchase Payments.

Designated Life:  The natural person who is the measuring life for the benefits described in this Rider and who is the person shown in the Schedule Supplement.

Effective Date:  The Effective Date of this Rider is shown in the Schedule Supplement.

Income Option:  The Income Option guarantees that, subject to the limits and conditions outlined in this Rider, each Annuity Year you may take, as one or multiple withdrawals, an income amount ("Annual Income Amount ") while this option continues.

Withdrawal Option:  The Withdrawal Option guarantees that, subject to the limits and conditions outlined in this
Rider, each Annuity Year you may take a withdrawal amount that will be treated as receipt of a portion of the
Protected Withdrawal Value while this option continues.  This portion, whether taken as one or multiple withdrawals, is the annual withdrawal amount ("Annual Withdrawal Amount").

Owner/Participant:  The term "Owner" may be referred to as "Participant" in your Annuity.  In this Rider, for simplicity, the Participant is referred to as Owner.

Additional Terms:
For the purposes of this Rider, these terms also have the following meanings:
         "Account Value" also means "Contract Value";
         "Annuity" also means "Contract";
         "Annuity Year" also means "Contract Year";
         "Contingent Deferred Sales Charge" also means "Withdrawal Charge";
         "Office" also means "Annuity Service Center"; and
         "Valuation Day" is every day the New York Stock Exchange is open for trading, or any other day the
         Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

Other capitalized terms in this Rider are either defined in the Rider or in your Annuity.

Owner and Annuitant Designations:  For purposes of electing and maintaining this Rider, if the Owner is a natural person, the Owner must also be the Annuitant and the Designated Life.  If the Owner is an entity that we permit, the Annuitant must be the Designated Life.  You may not name a Co-Owner.  While this Rider is in effect, the
Designated Life may not be changed.  This may restrict your ability to make changes to Owner/Annuitant designations.

Protected Withdrawal Value, Annual Income Amount and Annual Withdrawal Amount:  We guarantee that, subject to the limits and conditions outlined in this Rider, each Annuity Year you may take, as one or multiple withdrawals, an income amount ("Annual Income Amount") or a withdrawal amount ("Annual Withdrawal Amount").  Initially a protected withdrawal value ("Protected Withdrawal Value") is the basis for the calculation of the Annual Income
Amount and the Annual Withdrawal Amount.  The initial Protected Withdrawal Value, initial Annual Income Amount and initial Annual Withdrawal Amount are set on the date of the first withdrawal after the Effective Date.

The initial Protected Withdrawal Value is the highest of the following values:

(1)      the Account Value on the date of the first withdrawal, prior to such first withdrawal;

         (2)      the roll-up value ("Roll-Up Value") on the date of such first withdrawal.  The Roll-Up Value equals (a) plus (b), where:

(a)      is your Account Value on the Effective Date increasing at the daily equivalent of the Roll-Up Rate shown in the Schedule Supplement until the earlier of the date we stop increasing the Roll-Up
                      Value, as shown in the Schedule Supplement, and the date of such first withdrawal; and

(b)      each Adjusted Purchase Payment received after the Effective Date and before such first withdrawal, increasing at the daily equivalent of the Roll-Up Rate from the date each Purchase Payment is received at our Office to the earlier of the date we stop increasing the Roll-Up Value and the date of such first withdrawal; and

         (3)      the ratchet value ("Ratchet Value") on the date of such first withdrawal.  The Ratchet Value is the highest measured Account Value ("Measured Account Value") on any of the  Ratchet Value
                  Measuring Dates shown in the Schedule Supplement.  The Measured Account Value is the Account
                  Value on a Ratchet Value Measuring Date plus any Adjusted Purchase Payments received at our
                  Office after that Ratchet Value Measuring Date to the date of such first withdrawal.

The initial Annual Income Amount is determined by applying the Annual Income Percentage shown in the Schedule
Supplement to the initial Protected Withdrawal Value.

The initial Annual Withdrawal Amount is determined by applying the Annual Withdrawal Percentage shown in the
Schedule Supplement to the initial Protected Withdrawal Value.

Impact of Withdrawals:  Withdrawals reduce the Protected Withdrawal Value until it is depleted.  Withdrawals simultaneously reduce the remaining Annual Income Amount and the Annual Withdrawal Amount available during an
Annuity Year.

Effect of Withdrawals on Annual Income Amounts:  Withdrawals in an Annuity Year that in total do not exceed the
Annual Income Amount for that Annuity Year do not reduce the Annual Income Amount in subsequent Annuity Years.
All or any portion of a withdrawal that exceeds the Annual Income Amount for that Annuity Year is considered excess income ("Excess Income").  Each withdrawal of Excess Income that occurs once you have withdrawn that
Annuity Year's Annual Income Amount reduces the Annual Income Amount in subsequent Annuity Years proportionately.  That proportional reduction is calculated by multiplying the Annual Income Amount by the ratio of the Excess Income to the Account Value immediately subsequent to the withdrawal of any Annual Income Amount and prior to the withdrawal of the Excess Income (even if both withdrawals occurred in the same day or as one withdrawal request).

Effect of Withdrawals on Annual Withdrawal Amounts:  Withdrawals in an Annuity Year that in total do not exceed the Annual Withdrawal Amount for that Annuity Year do not reduce the Annual Withdrawal Amount in subsequent
Annuity Years.  All or any portion of a withdrawal that exceeds the Annual Withdrawal Amount for that Annuity
Year is considered an excess withdrawal ("Excess Withdrawal").  Each Excess Withdrawal that occurs once you have withdrawn that Annuity Year's Annual Withdrawal Amount reduces the Annual Withdrawal Amount proportionately.
That proportional reduction is calculated by multiplying  the Annual Withdrawal Amount by the ratio of the Excess
Withdrawal to the Account Value immediately subsequent to the withdrawal of any Annual Withdrawal Amount and prior to the withdrawal of the Excess Withdrawal (even if both withdrawals occurred in the same day or as one withdrawal request).

Effect of Withdrawals on Protected Withdrawal Value:  The Protected Withdrawal Value is reduced by withdrawals of the Annual Income Amount plus any Excess Income in an Annuity Year that in total do not exceed the then current
Annual Withdrawal Amount.  Such withdrawals reduce any remaining Protected Withdrawal Value until the Protected
Withdrawal Value is depleted.

Each Excess Withdrawal that occurs once you have withdrawn that Annuity Year's Annual Withdrawal Amount reduces the Protected Withdrawal Value until it is depleted by the greater of:

         (1)      a proportional reduction calculated by multiplying the Protected Withdrawal Value by the ratio of the Excess Withdrawal to the Account Value immediately subsequent to the withdrawal of the
                  Annual Withdrawal Amount and prior to such withdrawal of the Excess Withdrawal Amount (even if both withdrawals occurred in the same day or as one withdrawal request); and

         (2)      the amount of the Excess Withdrawal.

Withdrawals, including withdrawals of the Annual Income Amount and Annual Withdrawal Amount, may incur any applicable Contingent Deferred Sales Charge or other charges applicable upon a withdrawal.

Withdrawal Flexibility:  Withdrawals are not required.  However, the Annual Income Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an
Annuity Year that in total are less than the Annual Income Amount.  Similarly, the Annual Withdrawal Amount is
not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the Annual Withdrawal Amount.

Additional Purchase Payment(s) after your First Withdrawal:  If your Annuity permits additional Purchase
Payments, then, before your Account Value is depleted, you may make additional Purchase Payments, subject to the
Purchase Payments Limitation provision below.  We reserve the right not to accept additional Purchase Payments if the Account Value becomes zero.  The increase to the Annual Income Amount resulting from each Purchase Payment equals the applicable Annual Income Percentage applied to the Adjusted Purchase Payment.  The increase to the
Annual Withdrawal Amount resulting from each Purchase Payment equals the applicable Annual Withdrawal Percentage applied to the Adjusted Purchase Payment.  The Protected Withdrawal Value is increased by the amount of each
Adjusted Purchase Payment.

Purchase Payment(s) Limitation:  If your Annuity permits additional Purchase Payments, we may limit any subsequent Purchase Payment(s) if we determine that as a result of the timing and amounts of your subsequent
Purchase Payments and withdrawals, the Annual Income Amount and the Annual Withdrawal Amount are being increased in an unintended fashion.  Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount and Annual Withdrawal Amount in an unintended fashion is the relative size of subsequent Purchase Payment(s).  We reserve the right to not accept subsequent Purchase Payments if we are not then offering this benefit for new elections.  We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Required Minimum Distributions:  If: (1) any Required Minimum Distributions are made in any Annuity Year from your Annuity to meet the Required Minimum Distribution provisions of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder, and (2) such distributions are greater than the Annual Income Amount, then, such distributions will not be treated as Excess Income for purposes of this
Rider.  Similarly, if any such Required Minimum Distributions are greater than the Annual Withdrawal Amount, such distributions will not be treated as an Excess Withdrawal for purposes of this Rider.  For purposes of this provision, Required Minimum Distributions are determined based on the value of your Annuity, and do not include the value of any other contracts subject to the Required Minimum Distribution rules.

Step-Ups:  We automatically step up your Annual Income Amount, Annual Withdrawal Amount and Protected Withdrawal
Value, as follows:

Beginning on the first anniversary of the Issue Date of your Annuity after the first withdrawal subsequent to the
Effective Date, and on every anniversary thereafter, we will step up your Annual Income Amount, Annual Withdrawal
Amount, and the Protected Withdrawal Value if the conditions set forth in this paragraph are met.  Specifically, we step up your Annual Income Amount if the value resulting from applying the applicable Annual Income Percentage
(shown in the Schedule Supplement) to your Account Value on that anniversary results in an amount greater than your current Annual Income Amount.  We step up your Annual Withdrawal Amount if the value resulting from applying the applicable Annual Withdrawal Percentage (shown in the Schedule Supplement) to your Account Value on that anniversary results in an amount greater than your current Annual Withdrawal Amount.  If your Account Value on that anniversary is greater than your Protected Withdrawal Value, we step up your Protected Withdrawal Value to equal your Account Value.

We reserve the right at the time of a step-up opportunity, as described above, to increase the charge for this
Rider to the then-current charge we apply for new elections of this Rider.  We will notify you of the increase in charge prior to our implementing any such increase, and you must notify us in Good Order if you wish to opt out of this feature based on our procedures at the time of notification.  You are only permitted to opt out of the automatic step-up feature if the charge increases.  Once you opt out of the automatic step-up feature, you will not participate in any future step-up opportunities unless you re-elect the automatic step-up feature.  To re-elect the feature, you must notify us in Good Order.  Upon re-election of this feature, you will be subject to the then-current charge we apply to new elections of this Rider.

Guarantee Payments:  Once your Account Value is depleted, we subsequently make Guarantee Payments until the death of the Designated Life, as follows:

         Guarantee Payments based on the Annual Income Amount:  We will make Guarantee Payments based on the
         Annual Income Amount as long as any Excess Income has not reduced the Annual Income Amount to zero or there is remaining Protected Withdrawal Value.  In the Annuity Year your Account Value is depleted, the only Guarantee Payment due, if any, generally equals the Annual Income Amount not yet withdrawn in that
         Annuity Year.  In subsequent Annuity Years, the Guarantee Payment equals the Annual Income Amount in effect as of the date the Account Value is depleted.

         Guarantee Payments based on the Annual Withdrawal Amount:  We will make Guarantee Payments based on the
         Annual Withdrawal Amount if:

         (1)      the Annual Income Amount is reduced by the impact of Excess Income to zero as of the date your
                  Account Value is depleted; or

         (2)      you elect to receive Guarantee Payments until the Protected Withdrawal Value is depleted based on the Annual Withdrawal Amount as of the date the Account Value is depleted.  You must make such an election by submitting a request to our Office in Good Order before we send you any
                  Guarantee Payment.

         In the Annuity Year your Account Value is depleted, the only Guarantee Payment due, if any, equals the
         Annual Withdrawal Amount as of the beginning of that Annuity Year less all withdrawals in that Annuity
         Year.  In subsequent Annuity Years, the Guarantee Payment equals the Annual Withdrawal Amount in effect as of the date the Account Value is depleted, or any remaining Protected Withdrawal Value if less.

Unless you request an alternate mode of payment we make available, we make Guarantee Payments once each Annuity
Year.

We will commute any Guarantee Payments due and pay you a lump sum if the total Guarantee Payment due each Annuity
Year is less than the Minimum Guarantee Payment amount shown in the Schedule Supplement.  If Guarantee Payments are based on the Annual Income Amount, we commute the Guarantee Payments in a manner equivalent to commuting payments for a fixed, single life annuity.  We use the same basis that is used to calculate the guaranteed annuity rates in your Annuity.  If Guarantee Payments are based on the Annual Withdrawal Amount, we pay you the remaining Protected Withdrawal Value.

We will charge against Guarantee Payments any applicable premium taxes paid to any governmental entity on the basis of Guarantee Payments we may make.

Annuity Payments:  If annuity payments are to begin under the terms of your Annuity, you can elect to:

(1)      apply your Account Value to any annuity option available in the Annuity Payments section of your
              Annuity; or

(2)      request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount.  We will continue to make such annuity payments until the death of the
              Designated Life.  If this option is elected, the Annual Income Amount will not increase after annuity payments have begun; or

(3)      request that, as of the date annuity payments are to begin, we pay out any remaining Protected
              Withdrawal Value as annuity payments.  Each year such annuity payments will equal the Annual
              Withdrawal Amount, or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the death of the Designated Life or the date the Protected Withdrawal
              Value is depleted.  If this option is elected, the Annual Withdrawal Amount will not increase after annuity payments have begun.

We must receive your request at our Office in Good Order. If annuity payments are to begin under the terms of your Annuity and you have not made an election, we will make annual annuity payments as a single life fixed annuity with ten payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity.  The annual guaranteed annuity rates for a single life fixed annuity with ten payments certain are shown in the Annuity Payment Table in the Schedule
Supplement.

The amount that will be applied to provide such annuity payments under the default annuity payment option will be the greater of:

         (1)      the present value of future Annual Income Amount payments.  Such present value will be calculated using the same basis that is used to calculate the guaranteed annuity rates in your
                  Annuity; and

         (2)      the Account Value.

Once we receive your election to commence annuity payments, or we make the first payment under a default annuity payment option provision, only the annuity payments guaranteed under the specific annuity payment option will apply, and the annuity payment option cannot be changed.

We also reserve the right to limit the length of any annuity payout option, including, but not limited to, any default option and any period certain, to conform with applicable tax law and to satisfy the Required Minimum
Distribution rules.

If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income
Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date we transfer all Account
Value in order to begin annuity payments.

Minimum Surrender Value:  Any provision in your Annuity requiring there be a minimum Surrender Value or Account
Value as of the date of any withdrawal is waived while this Rider is in effect.

Investment Limitations:  While this Rider is in effect, your entire Account Value must be allocated to only those investment options we permit.  In addition, you may be required to maintain all or a portion of your Account
Value in accordance with an asset allocation model.

At any time until this Rider is terminated, these investment limitations may be implemented, suspended or changed.  This includes changing prohibited investment options, changing the extent to which Account Value may be allocated to an investment option, and changing required investment options.  Any transfers resulting from our implementing or changing any investment limitation will not be counted in determining the number of free transfers made during an Annuity Year.  If, subsequent to your election of this benefit, we change our requirements as to how Account Value must be allocated under the benefit, that new requirement will apply only to new elections of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements.  All transfers and Purchase Payments made after such a change in requirements may be subject to the new investment limitations.

Charge for the Rider:  The charge is applied against the daily total value of each Sub-account in which Account
Value is maintained in the Annuity.  The charge is assessed each day at the daily equivalent of the applicable rate(s) until this Rider terminates.  On the Effective Date, the applicable rate(s) is as shown in the Schedule
Supplement.  Upon any step-up, we may increase the charge if the charge for the Rider at the time of the step-up has increased.  Any new charge resulting from the step-up is based on charges applicable to annuity purchasers of the same class of Annuity.  See the "Step-Ups" provision for more details.  We cease to make a charge for the
Rider once it terminates in accordance with the "Termination of Benefits" provision below.

Proof of Survival:  Any Guarantee Payment is subject to evidence we receive in Good Order that the Designated
Life is then alive.  We may withhold such Guarantee Payments until we receive such evidence or evidence satisfactory to us of the life of the Designated Life.  We credit interest on such withheld Guarantee Payments at the rate required by law.  Should we subsequently determine withheld Guarantee Payments are payable, we will pay the withheld Guarantee Payments and any applicable interest credited in a lump sum.

Facility of Payment: We reserve the right, in settlement of full liability, to make Guarantee Payments to a guardian, relative or other person if the Designated Life payee is deemed to be legally incompetent, as permitted by law.

Recovery of Excess Guarantee Payments:  We may recover from you or your estate any Guarantee Payments made after the death of the Designated Life.

Termination of Benefits:  You may terminate this Rider at any time upon notification to us in Good Order.
Benefits pursuant to this Rider terminate upon the first to occur of the following events:

(1)      we process a termination of this Rider and/or your request for full surrender of the Annuity.  If your
                  Annuity is otherwise still in effect, we will consider you to have elected to remain in any applicable asset allocation program then in effect, or in the investment options that we require for the Rider, unless you instruct us otherwise;

(2)      the date of death of the Designated Life;

(3)      if Account Value remains on the Annuity Date, or if earlier, the date we transfer all Account Value in order to begin annuity payments;

(4)      each of the Account Value, the Protected Withdrawal Value, the Annual Income Amount and the Annual
                  Withdrawal Amount is zero; or

(5)      we process a request to change any designation of the Annuity that either results in a violation of the
                  "Designations" provision of this Rider or if we do not then consent to continue the Rider.

                                           PRUCO LIFE INSURANCE COMPANY

                                                 [OBJECT OMITTED]]

                                         [______________________________]
                                                     Secretary